Amendment No. 6

to the

Transaction Agreement

by and among

CSX Corporation,

CSX Transportation, Inc.,

Norfolk Southern Corporation,

Norfolk Southern Railway Company,

Conrail Inc.

Consolidated Rail Corporation

and

CRR Holdings LLC

Dated as of June 10, 1997

AMENDMENT NO. 6

            This AMENDMENT NO. 6 (this "Amendment"), dated as of April 1, 2007, is by and among CSX Corporation, a Virginia Corporation ("CSX"), CSX Transportation, Inc., a Virginia Corporation, for itself and on behalf of its controlled Subsidiaries (collectively, "CSXT"), Norfolk Southern Corporation, a Virginia corporation, ("NSC"), Norfolk Southern Railway COMPANY, a Virginia corporation, for itself and on behalf of its controlled Subsidiaries (collectively, "NSR"), Conrail Inc., a Pennsylvania corporation, for itself and on behalf of its controlled Subsidiaries (collectively, "CRR"), Consolidated Rail Corporation, a Pennsylvania corporation ("CRC"), and CRR Holdings LLC, a Delaware limited liability company ("CRR Parent").

            WHEREAS, the parties have previously entered into that certain Transaction Agreement dated as of June 10, 1997, as amended (the "Agreement");

            WHEREAS, the parties desire to amend the Agreement to change the number of directors needed to approve actions or decisions of the Board of Directors of CRC under the Agreement, all as set forth herein;

            NOW, THEREFORE, the parties agree as follows:

            SECTION      1.     Definitions.  Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned to such terms in the Agreement.

            SECTION      2.    Amendment of the Agreement.  The Agreement is hereby amended pursuant to and in compliance with Section 11.1 by deleting the text of subsection 4.2(a) and 4.2(b) in their entirety and substituting the following therefor:

4.2(a)   Following the Control Date, the business and affairs of CRC shall be managed under the direction of the CRC Board consisting of an even number of persons, the minimum number of which shall be six, divided into two classes of equal number.  At any given time, one half of the total number of directors shall be designated by CSX (the "CSX Directors"), and one half of the total number of directors shall be designated by NSC (the "NSC Directors"). Subject to the provisions of this Agreement, the Board shall have authority to change the number of directors from time to time as approved unanimously by all directors then in office.

4.2(b)   Approval of the CRC Board shall be required for all Major Decisions of CRC. The power of the CRC Board to approve such actions and decisions shall be exclusive to the CRC Board, and no officer may take such action or make any such decision without the approval of the CRC Board.  Except as provided in paragraph (a) above, any action or decision of the CRC Board at a meeting of the CRC Board may only be taken if approved unanimously by a minimum of two CSX Directors and a minimum of two NSC Directors.

            SECTION      3.      Effectiveness.  This Amendment shall become effective as of April 1, 2007 (the "Amendment Date").

            SECTION     4.     Integration: Confirmation.  On an after the Amendment Date, each reference in the Agreement to "this Agreement," "herein," "hereunder," or words of similar import, and each reference in any Note or other document delivered in connection with the Agreement shall be deemed to be a reference to the Agreement as amended by this Amendment, and the Agreement as so amended shall be read as a single integrated document. Except as specifically amended by this Amendment, all other terms and provisions of the Agreement shall continue in full force and effect and unchanged and are hereby confirmed in all respects.

            SECTION      5.     Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument.

            SECTION      6.      Governing Law.  This Amendment shall be construed in accordance with and governed by the law of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, with the effective date first written above.

CSX Corporation By: Ellen M. Fitzsimmons Name: Ellen M. Fitzsimmons Title: Senior Vice President	Conrail Inc. (for itself and on behalf of its controlled Subsidiaries) By: Ronald L. Batory Name: Ronald L. Batory Title: President & Chief Operating Officer
CSX Transportation, Inc. (for itself and on behalf of its controlled Subsidiaries) By: Alan Blumenfeld Name: Alan Blumenfeld Title: Vice President	Consolidated Rail Corporation By: Ronald L. Batory Name: Ronald L. Batory Title: President & Chief Operating Officer
Norfolk Southern Corporation By: James A. Squires Name: James A. Squires Title: Executive VP--Finance	CRR Holdings LLC By: Henry C. Wolf Name: Henry C. Wolf Title: Vice President
Norfolk Southern Railway Company (for itself and on behalf of its controlled Subsidiaries) By: James A. Squires Name: James A. Squires Title: Vice President